2016 Q1 Earnings Call April 21, 2016

Forward Looking Statements Information in this presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, reduced earnings due to larger than expected credit losses in the sectors of our loan portfolio secured by real estate due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors; reduced earnings due to larger credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; the rate of delinquencies and amount of loans charged-off; the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods; costs or difficulties related to the integration of the banks we acquired or may acquire may be greater than expected; our ability to achieve the estimated synergies from the NewBridge transaction and once integrated, the effects of such business combination on our future financial condition, operating results, strategy and plans; our ability to integrate NewBridge on our schedule and budget; results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or writedown assets; the amount of our loan portfolio collateralized by real estate, and the weakness in the commercial real estate market; our ability to maintain appropriate levels of capital; adverse changes in asset quality and resulting credit risk-related losses and expenses; increased funding costs due to market illiquidity, increased competition for funding, and increased regulatory requirements with regard to funding; significant increases in competitive pressure in the banking and financial services industries; changes in political conditions or the legislative or regulatory environment, including the effect of recent financial reform legislation on the banking industry; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; our ability to retain our existing customers, including our deposit relationships; changes occurring in business conditions and inflation; changes in monetary and tax policies; ability of borrowers to repay loans; risks associated with a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; changes in accounting principles, policies or guidelines; changes in the assessment of whether a deferred tax valuation allowance is necessary; our reliance on secondary sources such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs; loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions; and changes in the securities markets. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this presentation speak only as of the date of the presentation, and the Company does not assume any obligation to update such forward-looking statements. Non‐GAAP Measures Statements included in this presentation include non‐GAAP measures and should be read along with the accompanying tables to the April 21, 2016 presentation and earnings release which provide a reconciliation of non‐GAAP measures to GAAP measures. Management believes that these non‐GAAP measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non‐GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non‐GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP. Important Information 2

Q1 2016 Highlights

- Net operating EPS to common shareholders of $0.39, or $14.8 million, compared to $0.33 in Q1 2015
- Net operating ROATCE of 13.14% and net operating ROAA of 1.09% in Q1 2016, compared year-over-year to 11.94% and 1.04% in Q1 2015
- Operating efficiency ratio remained consistent with recent improved levels at 58.1% in Q1 2016, up marginally from 57.5% in Q4 2015, but still in-line with sub 60.0% target
- Loan growth excluding acquired loans was 10.4% on a linked quarter basis
- Non-maturity deposits are now $3.9 billion at 3/31/16 and make up 73% of total deposits
- Credit quality improved as non-performing loans as a percentage of total loans declined to 83 bps from 106 bps at 12/31/15; net charge-offs also declined to 15 bps from 25 bps in Q4
- Tangible book value per share was $11.94 in Q1 vs. $12.51 in Q4 reflecting dividends, operating earnings, issuance of restricted shares, and impact of NBBC merger; results are in-line with management's expectations
- On April 20, 2016, declared quarterly cash dividend of $0.10 per share payable on May 19 to shareholders of record as of May 12

<u>NewBridge Merger Update</u>

- NewBridge merger closed March 1, 2016
- Conversion scheduled for late Q3; integration planning is fully underway
- Cost savings are being realized slightly faster than originally modeled
  - Ten branch closures planned for late Q2 and two in late Q3

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YADKIN FINANCIAL CORPORATION

Earnings Profile

- Pre-tax, pre-provision operating earnings totaled $24.8mm during Q1 2016, a 37% increase when compared to $18.2mm during Q1 2015
- Net operating earnings available to common shareholders totaled $14.8mm, or $0.39 per share, in Q1 2016, compared to $10.3mm or $0.33 per share in Q1 2015
- Annualized net operating ROAA of 1.09% in Q1 2016, compared to 1.04% in Q1 2015
- Annualized net operating ROATCE 13.14% in Q1 2016, compared to 11.94% in Q1 2015
- Provision was $1.9mm in Q1 2016, reflecting lower net charge-offs, improved credit metrics, and continued build of ALLL
- Operating efficiency ratio remained consistent with targeted improved levels; 58.1% in Q1 2016, compared to 62.1% in Q1 2015
- Merger and conversion costs are primarily transaction, legal, or HR related (change-in-control, severance, and retention) and are in-line with company's estimates

	For the Quarters Ending		
($ in thousands)	**2015Q1**	**2015Q4**	**2016Q1**
Net interest income	$39,176	$41,342	$48,045
Provision for loan losses	961	2,714	1,881
Net interest income after provision for loan losses	38,215	38,628	46,164
Operating non-interest income	8,838	9,963	11,224
Operating non-interest expense	29,831	29,479	34,442
Operating income before taxes and M&A costs	**$17,222**	**$19,112**	**$22,946**
Gain (loss) on sales of available for sale securities	1	(85)	130
Gain on sale of branches	-	88	-
Merger and conversion costs	220	803	10,335
Restructuring charges	907	282	21
Income before income taxes	**16,096**	**18,030**	**12,720**
Income tax expense	5,846	6,182	4,920
Net income	**10,250**	**11,848**	**7,800**
Preferred stock dividends[1]	639	-	-
Net income to common shareholders	**9,611**	**11,848**	**7,800**
Pre-tax, pre-provision operating earnings (Non-GAAP)[2]	**$18,183**	**$21,826**	**$24,827**

(1) Preferred stock was initially issued in connection with the TARP Capital Purchase Program and was repurchased during Q2 2015
(2) Excludes securities gains and losses, branch sale gain, merger and conversion costs, and restructuring charges.

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YADKIN FINANCIAL CORPORATION

Net Interest Income 5 Combined Net Interest Margin (%)  NIM metrics declined due primarily to the following: 1) lower recovery accretion; 2) impact of NBBC merger (NBBC had a 3.52% NIM in Q4 2015); and 3) Q4 included interest income from early call of a debt security  NIM likely to trend lower as Q1 only included NBBC for March  Efforts underway to transition lower pricing in former NBBC markets to YDKN hurdles and risk-adjusted returns 4.33% 4.29% 4.19% 4.29% 4.05% 4.23% 4.12% 4.09% 4.20% 4.00% 3.74% 3.78% 3.77% 3.87% 3.70% 3.50% 3.75% 4.00% 4.25% 4.50% 4.75% Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 GAAP NIM (FTE) Adjusted NIM (Less Accelerated Loan Accretion, Includes Scheduled Accretion & Amortization) Core NIM (Excludes All Purchase Accounting Impacts) For the Quarter Ended, ($ in millions) 2015Q4 2016Q1 Loans 5.34% 5.03% Securities 2.93% 2.87% Other earning assets 0.41% 0.65% Total earning assets 4.81% 4.57% Interest bearing deposits (0.46%) (0.46%) Borrowed funds (1.58%) (1.48%) Total interest bearing liabilities (0.65%) (0.64%) Net interest margin (FTE) 4.29% 4.05% Cost of funds 0.52% 0.52% Avg. Earning Assets $5,486 $4,400

$1,390 $1,911 $2,492 $1,786 $2,317 $1,322 $1,633 $1,731 $1,571 $1,623 $2,873 $3,677 $3,009 $3,170 $3,072 $3,253 $3,495 $3,566 $3,436 $4,212 $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Other Mortgage SBA Service charges & fees on deposits accounts Diverse Drivers of Non-Interest Income Growth Combined Operating Non-Interest Income Composition1 ($000) $11,224  Operating non-interest income totaled $11.2mm in Q1 2016, a 27.0% increase over Q1 2015  Record SBA production of $60mm in Q1 as pipeline strengthened; SBA non-interest income declined slightly, reflecting shifting product mix. Production mix included 31% of saleable product; remainder is multi-funding 7a product (58%) and portfolio product (11%)  Mortgage revenues increased 23% on year-over-year basis on: 1) origination of $64mm in secondary product; 2) growing pipeline; and 3) improved margins due to a higher percentage of government loans (1) Excludes securities gains and losses and branch sale gain. $8,838 $10,716 $10,798 % Change Q1 2015 to Q1 2016 27.0% 29.5% 6.9% 22.8% 66.7% $9,963 8

$7,127 $7,313 $6,913 $6,304 $7,674 $1,888 $1,929 $1,851 $1,931 $2,140 $4,799 $4,637 $4,641 $4,722 $5,535 $815 $777 $761 $745 $1,053 $15,202 $15,391 $14,528 $15,777 $18,040 $0 $7,000 $14,000 $21,000 $28,000 $35,000 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Non-Interest Expense 7 Combined Non-Interest Expense Composition1 ($000)  Operating efficiency ratio remained stable at 58.1% for the first quarter on a combined bank basis  Fourth consecutive quarter with operating efficiency ratio at or below 60%  Expect continued decline in efficiency ratio as more cost savings are realized Total Non-Interest Expense $30,958 $32,316 $28,848 $30,564 $44,798 Operating Efficiency Ratio 62.1% 60.0% 57.3% 57.5% 58.1% One-time charges ($1,127) ($2,269) ($154) ($1,085) ($10,356) Operating Non-Interest Expense $29,831 $30,047 $28,694 $29,479 $34,442 $34,472 $29,831 (1) Excludes merger and conversion costs and restructuring charges. $30,047 $28,694 $29,479

Balance Sheet

- $199mm, or 10.4%, originated loan growth from Q4 to Q1

($ in millions)	Q4 2015	Q1 2016
Originated Loans	1,919	2,118
Acquired Loans	1,158	3,091
Total Loans	3,077	5,209
Qtr / Qtr Change in Balance		
Originated Loans	9.9%	10.4%
Acquired Loans	(9.4%)	166.9%
Total Loans	0.8%	69.3%

- Non-maturity deposits are now $3.9 billion at 3/31/16 and make up 73% of total deposits
  - Non-interest demand deposits are 21.5% of total deposits
- TCE / TA of 8.72% at March 31, 2016, compared to 9.21% at the end of Q4 2015
- TBV per share of $11.94, compared to $12.51 at the end of Q4 2015; TBV dilution in-line with merger expectations

	As of the Quarter Ended,		
($ in thousands)	2015Q1	2015Q4	2016Q1
Assets:			
Cash and due from banks	$55,426	$60,783	$67,923
Federal funds & interest-earning deposits	53,076	51,135	42,892
Investment securities	697,834	728,314	1,142,515
Loans held for sale	32,322	47,287	53,820
Loans	2,913,859	3,076,544	5,208,752
Allowance for loan losses	(8,284)	(9,769)	(10,231)
Premises and equipment, net	78,683	73,739	119,244
Foreclosed assets	12,427	15,346	18,435
Other assets	433,735	430,765	777,660
Total assets	**$4,269,078**	**$4,474,144**	**$7,421,010**
Liabilities:			
Deposits:			
Non-interest demand	$655,333	$744,053	$1,151,128
Interest-bearing demand	472,524	523,719	1,158,417
Money market and savings	1,010,348	1,024,617	1,576,974
Time deposits	1,070,970	1,017,908	1,463,193
Total deposits	3,209,175	3,310,297	5,349,712
Short-term borrowings	325,500	375,500	719,800
Long-term debt	137,199	194,967	239,763
Accrued interest & other liabilities	29,385	30,831	127,093
Total liabilities	**$3,701,259**	**$3,911,595**	**$6,436,368**
Shareholders' equity:			
Common stock & other equity	567,819	562,549	984,642
Total liabilities and shareholders' equity	**$4,269,078**	**$4,474,144**	**$7,421,010**

	TBV / Share	Accretion/ Dilution
12/31/2015	**$12.51**	
Dividends & Restricted Stock	(0.64)	(5.1%)
Earnings, AOCI, and CDI amortization	0.57	4.6%
Merger Impact	(0.50)	(4.0%)
3/31/2016	**$11.94**	

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YADKIN FINANCIAL CORPORATION

Loan Loss Reserves Breakdown ($ in thousands) Non- Purchased Impaired Purchased Impaired (SOP 03-3) Total ALLL balance at 12/31/15 8,447$ 1,322$ 9,769$ Net charge-offs (1,413) 0 (1,413) Provision for loan losses 2,419 (544) 1,875 ALLL balance at 3/31/16 9,453$ 778$ 10,231$ Remaining credit mark 34,158 18,481 52,639 Remaining interest rate mark 5,810 9,614 15,424 Total effective reserve 49,421$ 28,873$ 78,294$ Loan balances 4,985,561$ 223,191$ 5,208,752$ ALLL percentage 0.19% 0.35% 0.20% Remaining credit mark percentage 0.69% 8.28% 1.01% Remaining interest rate mark percentage 0.12% 4.31% 0.30% Effective reserve percentage 0.99% 12.94% 1.50% Strong Asset Quality 9 Effective Reserve of 1.50% or $78.3mm Classified Asset Ratio (1) (Bank Level) and NCOs to Avg. Loans (1) Classified Asset Ratio = Classified Assets / (Tier 1 Capital + Loan Loss Reserves) Net charge-offs - 15bps 20.4% 21.0% 23.3% 22.6% 18.4% 0.07% 0.12% 0.12% 0.25% 0.15% 0.00% 0.05% 0.10% 0.15% 0.20% 0.25% 0.30% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Classified Asset Ratio NCOs to Avg. Loans

Contact: Terry Earley (919) 659-9015 terry.earley@yadkinbank.com